Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333-197636, 333-206480, 333-209525, 333-220153, 333-229799, 333-230079 and Form F-3 No. 333-236596 of BlackBerry Limited of our reports dated April 6, 2020, with respect to the consolidated financial statements of BlackBerry Limited and the effectiveness of internal control over financial reporting of BlackBerry Limited included in this Annual Report (Form 10-K) of BlackBerry Limited for the year ended February 29, 2020.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed
Public Accountants

Waterloo, Canada,
April 6, 2020